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                                                                   Exhibit 12(a)

                       [BINGHAM, DANA & GOULD Letterhead]



                                 March 11, 1997



MFS Series Trust II
500 Boylston Street
Boston, MA  02116


Ladies and Gentlemen:

      This opinion is furnished to you pursuant to paragraph 8.6 of the Agreement and Plan of Reorganization, dated as of March 6, 1997 (the "Agreement"), between MFS Series Trust II, a Massachusetts business trust, on behalf of MFS Emerging Growth Fund (the "MFS Fund"), a series thereof, and New USA Mutual Funds, Inc., a Maryland corporation (the "New USA Fund"), which operates as a mutual fund under the name New USA Growth Fund. The Agreement provides for the acquisition of all of the assets of the New USA Fund by the MFS Fund in exchange for (a) the assumption of all of the stated liabilities of the New USA Fund by the MFS Fund and (b) the issuance and delivery by the MFS Fund to the New USA Fund, for distribution (in accordance with paragraph 1.4 of the Agreement) pro rata to the New USA Fund's shareholders of record in exchange for their beneficial interests in the New USA Fund and in complete liquidation of the New USA Fund, of a number of shares of the MFS Fund having an aggregate net asset value equal to the value of the assets, less the amount of the liabilities the New USA Fund so transferred to the MFS Fund (the "Reorganization"). All capitalized terms not otherwise defined herein have the meanings ascribed to them in the Agreement.

      In connection with this opinion we have examined and relied upon the originals or copies, certified or otherwise identified to us to our satisfaction, of the Agreement, the Registration Statement on Form N-14 filed with the Securities and Exchange Commission by MFS Series Trust II on or about March 11, 1997 in connection with the Reorganization, and related documents (collectively, the "Documents"). In that examination, we have assumed the genuineness of all signatures, the authenticity and completeness of all documents purporting to be originals (whether reviewed by us in original or copy form) and the conformity to the originals of all documents purporting to be copies.

      As to certain factual matters, we have relied with your consent upon, and our opinion is limited by, the representations of the various parties set forth in the Documents, and in certificates of each of MFS Series Trust II and the New USA Fund dated on or about the date hereof and attached hereto as Exhibits A and B (the "Certificates"). Our opinion assumes that (i) all representations set forth in the Documents and in the Certificates will be true and correct in all material aspects as of the date of the Reorganization and (ii) the Agreement is implemented in accordance with its terms and consistent with the



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MFS Series Trust II
March 11, 1997
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representations set out in the Documents and Certificates. Our opinion is limited solely to the provisions of the federal Internal Revenue Code as now in effect (the "Code"), and the regulations, rulings, and interpretations thereof in force as of this date. We assume no obligation to update our opinion to reflect any changes in law or in the interpretation thereof that may hereafter occur.

      On the basis of and subject to the foregoing, we are of the opinion that:

      1. For federal income tax purposes, the Reorganization will constitute a reorganization under Section 368(a) of the Code, and the MFS Fund and the New USA Fund will each be a "party to a reorganization" within the meaning of
Section 368(b) of the Code.

      2. No gain or loss will be recognized by the New USA Fund (a) upon the transfer of all of its assets to the MFS Fund solely in exchange for the shares of the MFS Fund and the assumption of the stated liabilities of the New USA Fund by the MFS Fund or (b) upon the distribution to the New USA Fund shareholders of such MFS Fund shares pursuant to the Agreement.

      3. No gain or loss will be recognized by the MFS Fund upon the receipt of the assets of the New USA Fund solely in exchange for shares of the MFS Fund and the assumption of the stated liabilities of the New USA Fund by the MFS Fund.

      4. The basis of the assets of the New USA Fund acquired by the MFS Fund will be, in each instance, the same as the basis of those assets in the hands of the New USA Fund immediately prior to the transfer.

      5. The holding period of the assets of the New USA Fund in the hands of the MFS Fund will include, in each instance, the holding period of such assets in the hands of the New USA Fund.

      6. The shareholders of the New USA Fund will not recognize gain or loss upon the exchange of all of their New USA Fund shares solely for shares of the MFS Fund as part of the Reorganization.

      7. The basis of the MFS Fund shares to be received by each New USA Fund shareholder will be, in the aggregate, the same as the basis, in the aggregate, of the New USA Fund shares surrendered in exchange therefor.

      8. The holding period of the MFS Fund shares to be received by the New USA Fund shareholders will include, in each instance, the holding period of the New USA Fund


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MFS Series Trust II
March 11, 1997
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shares surrendered in exchange therefor, provided such New USA Fund shares were held as capital assets on the date of the exchange.

      This opinion is being delivered solely to you for your use in connection with the referenced transaction, and may not be relied upon by any other person or used for any other purpose.


                                    Very truly yours,



                                    BINGHAM, DANA & GOULD LLP
                                    ---------------------------------
                                    BINGHAM, DANA & GOULD LLP